1 The Procter & Gamble Company

PART II

EX-99.2 REVISED CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING FOOTNOTES

Consolidated Statements of Earnings

Amounts in millions except per share amounts; Years ended June 30	2013	2012	2011
NET SALES	$84,167	$83,680	$81,104
Cost of products sold	42,428	42,391	39,859
Selling, general and administrative expense	26,950	26,421	25,750
Goodwill and indefinite-lived intangible asset impairment charges	308	1,576	—
OPERATING INCOME	14,481	13,292	15,495
Interest expense	667	769	831
Interest income	87	77	62
Other non-operating income, net	942	185	271
EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	14,843	12,785	14,997
Income taxes on continuing operations	3,441	3,468	3,299
NET EARNINGS FROM CONTINUING OPERATIONS	11,402	9,317	11,698
NET EARNINGS FROM DISCONTINUED OPERATIONS	—	1,587	229
NET EARNINGS	11,402	10,904	11,927
Less: Net earnings attributable to noncontrolling interests	90	148	130
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$11,312	$10,756	$11,797

BASIC NET EARNINGS PER COMMON SHARE (1):
Earnings from continuing operations	$4.04	$3.24	$4.04
Earnings from discontinued operations	—	0.58	0.08
BASIC NET EARNINGS PER COMMON SHARE	4.04	3.82	4.12
DILUTED NET EARNINGS PER COMMON SHARE (1):
Earnings from continuing operations	$3.86	$3.12	$3.85
Earnings from discontinued operations	—	0.54	0.08
DILUTED NET EARNINGS PER COMMON SHARE	3.86	3.66	3.93
DIVIDENDS PER COMMON SHARE	$2.29	$2.14	$1.97

(1)	Basic net earnings per common share and diluted net earnings per common share are calculated on net earnings attributable to Procter & Gamble.

The Procter & Gamble Company 2

Consolidated Statements of Comprehensive Income

Amounts in millions; Years ended June 30	2013	2012	2011
NET EARNINGS	$11,402	$10,904	$11,927
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX
Financial statement translation	710	(5,990)	6,493
Unrealized gains/(losses) on cash flow hedges (net of $92, $441 and $713 tax, respectively)	144	724	(1,181)
Unrealized gains/(losses) on investment securities (net of $5, $3 and $2 tax, respectively)	(24)	(3)	3
Defined benefit retirement plans (net of $637, $993 and $302 tax, respectively)	1,004	(2,010)	453
TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX	1,834	(7,279)	5,768
TOTAL COMPREHENSIVE INCOME	13,236	3,625	17,695
Less: Total comprehensive income attributable to noncontrolling interests	94	124	143
TOTAL COMPREHENSIVE INCOME ATTRIBUTABLE TO PROCTER & GAMBLE	$13,142	$3,501	$17,552

See accompanying Notes to Consolidated Financial Statements.

3 The Procter & Gamble Company

Consolidated Balance Sheets

Amounts in millions; June 30
Assets	2013	2012
CURRENT ASSETS
Cash and cash equivalents	$5,947	$4,436
Accounts receivable	6,508	6,068
INVENTORIES
Materials and supplies	1,704	1,740
Work in process	722	685
Finished goods	4,483	4,296
Total inventories	6,909	6,721
Deferred income taxes	948	1,001
Prepaid expenses and other current assets	3,678	3,684
TOTAL CURRENT ASSETS	23,990	21,910

PROPERTY, PLANT AND EQUIPMENT, NET	21,666	20,377
GOODWILL	55,188	53,773
TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET	31,572	30,988
OTHER NONCURRENT ASSETS	6,847	5,196
TOTAL ASSETS	$139,263	$132,244

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Accounts payable	$8,777	$7,920
Accrued and other liabilities	8,828	8,289
Debt due within one year	12,432	8,698
TOTAL CURRENT LIABILITIES	30,037	24,907
LONG-TERM DEBT	19,111	21,080
DEFERRED INCOME TAXES	10,827	10,132
OTHER NONCURRENT LIABILITIES	10,579	12,090
TOTAL LIABILITIES	70,554	68,209
SHAREHOLDERS' EQUITY
Convertible Class A preferred stock, stated value $1 per share (600 shares authorized)	1,137	1,195
Non-Voting Class B preferred stock, stated value $1 per share (200 shares authorized)	—	—
Common stock, stated value $1 per share (10,000 shares authorized; shares issued: 2013 - 4,009.2, 2012- 4,008.4)	4,009	4,008
Additional paid-in capital	63,538	63,181
Reserve for ESOP debt retirement	(1,352)	(1,357)
Accumulated other comprehensive income/(loss)	(7,499)	(9,333)
Treasury stock, at cost (shares held: 2013 - 1,266.9, 2012 - 1,260.4)	(71,966)	(69,604)
Retained earnings	80,197	75,349
Noncontrolling interest	645	596
TOTAL SHAREHOLDERS' EQUITY	68,709	64,035
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$139,263	$132,244

See accompanying Notes to Consolidated Financial Statements.

The Procter & Gamble Company 4

Consolidated Statements of Shareholders' Equity

Dollars in millions/Shares in thousands	Common Shares Outstanding	Common Stock	Preferred Stock	Additional Paid-In Capital	Reserve for ESOP Debt Retirement	Accumulated Other Comprehensive Income/ (loss)	Treasury Stock	Retained Earnings	Non- controlling Interest	Total
BALANCE JUNE 30, 2010	2,843,471	$4,008	$1,277	$61,697	$(1,350)	$(7,822)	$(61,309)	$64,614	$324	$61,439
Net earnings								11,797	130	11,927
Other comprehensive income						5,768				5,768
Dividends to shareholders:
Common								(5,534)		(5,534)
Preferred, net of tax benefits								(233)		(233)
Treasury purchases	(112,729)						(7,039)			(7,039)
Employee plan issuances	29,729			702			1,033			1,735
Preferred stock conversions	5,266		(43)	6			37			—
ESOP debt impacts					(7)			38		31
Noncontrolling interest, net									(93)	(93)
BALANCE JUNE 30, 2011	2,765,737	4,008	1,234	62,405	(1,357)	(2,054)	(67,278)	70,682	361	68,001
Net earnings								10,756	148	10,904
Other comprehensive loss						(7,279)				(7,279)
Dividends to shareholders:
Common								(5,883)		(5,883)
Preferred, net of tax benefits								(256)		(256)
Treasury purchases	(61,826)						(4,024)			(4,024)
Employee plan issuances	39,546			550			1,665			2,215
Preferred stock conversions	4,576		(39)	6			33			—
ESOP debt impacts								50		50
Noncontrolling interest, net				220					87	307
BALANCE JUNE 30, 2012	2,748,033	4,008	1,195	63,181	(1,357)	(9,333)	(69,604)	75,349	596	64,035
Net earnings								11,312	90	11,402
Other comprehensive income						1,834				1,834
Dividends to shareholders:
Common								(6,275)		(6,275)
Preferred, net of tax benefits								(244)		(244)
Treasury purchases	(84,234)						(5,986)			(5,986)
Employee plan issuances	70,923	1		352			3,573			3,926
Preferred stock conversions	7,605		(58)	7			51			—
ESOP debt impacts					5			55		60
Noncontrolling interest, net				(2)					(41)	(43)
BALANCE JUNE 30, 2013	2,742,327	$4,009	$1,137	$63,538	$(1,352)	$(7,499)	$(71,966)	$80,197	$645	$68,709

See accompanying Notes to Consolidated Financial Statements.

5 The Procter & Gamble Company

Consolidated Statements of Cash Flows

Amounts in millions; Years ended June 30	2013	2012	2011
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$4,436	$2,768	$2,879
OPERATING ACTIVITIES
Net earnings	11,402	10,904	11,927
Depreciation and amortization	2,982	3,204	2,838
Share-based compensation expense	346	377	414
Deferred income taxes	(307)	(65)	128
Gain on sale and purchase of businesses	(916)	(2,106)	(203)
Goodwill and indefinite-lived intangible asset impairment charges	308	1,576	—
Change in accounts receivable	(415)	(427)	(426)
Change in inventories	(225)	77	(501)
Change in accounts payable, accrued and other liabilities	1,253	(22)	358
Change in other operating assets and liabilities	68	(444)	(1,221)
Other	377	210	16
TOTAL OPERATING ACTIVITIES	14,873	13,284	13,330
INVESTING ACTIVITIES
Capital expenditures	(4,008)	(3,964)	(3,306)
Proceeds from asset sales	584	2,893	225
Acquisitions, net of cash acquired	(1,145)	(134)	(474)
Purchases of available-for-sale investment securities	(1,605)	—	—
Change in other investments	(121)	112	73
TOTAL INVESTING ACTIVITIES	(6,295)	(1,093)	(3,482)
FINANCING ACTIVITIES
Dividends to shareholders	(6,519)	(6,139)	(5,767)
Change in short-term debt	3,406	(3,412)	151
Additions to long-term debt	2,331	3,985	1,536
Reductions of long-term debt	(3,752)	(2,549)	(206)
Treasury stock purchases	(5,986)	(4,024)	(7,039)
Impact of stock options and other	3,449	1,729	1,203
TOTAL FINANCING ACTIVITIES	(7,071)	(10,410)	(10,122)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4	(113)	163
CHANGE IN CASH AND CASH EQUIVALENTS	1,511	1,668	(111)
CASH AND CASH EQUIVALENTS, END OF YEAR	$5,947	$4,436	$2,768

SUPPLEMENTAL DISCLOSURE
Cash payments for:
Interest	$683	$740	$806
Income taxes	3,780	4,348	2,992
Assets acquired through non-cash capital leases are immaterial for all periods.

See accompanying Notes to Consolidated Financial Statements.

The Procter & Gamble Company 6

Notes to Consolidated Financial Statements

NOTE 1
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations
The Procter & Gamble Company's (the "Company," "Procter & Gamble," "we" or "us") business is focused on providing branded consumer packaged goods of superior quality and value. Our products are sold in more than 180 countries and territories primarily through retail operations including mass merchandisers, grocery stores, membership club stores, drug stores, department stores, salons, high-frequency stores and e-commerce. We have on-the-ground operations in approximately 70 countries.
Basis of Presentation
The Consolidated Financial Statements include the Company and its controlled subsidiaries. Intercompany transactions are eliminated.
Use of Estimates
Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying disclosures. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Estimates are used in accounting for, among other items, consumer and trade promotion accruals, restructuring reserves, pensions, post-employment benefits, stock options, valuation of acquired intangible assets, useful lives for depreciation and amortization of long-lived assets, future cash flows associated with impairment testing for goodwill, indefinite-lived intangible assets and other long-lived assets, deferred tax assets, uncertain income tax positions and contingencies. Actual results may ultimately differ from estimates, although management does not generally believe such differences would materially affect the financial statements in any individual year. However, in regard to ongoing impairment testing of goodwill and indefinite-lived intangible assets, significant deterioration in future cash flow projections or other assumptions used in estimating fair values versus those anticipated at the time of the initial valuations, could result in impairment charges that materially affect the financial statements in a given year.
Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned. Revenue transactions represent sales of inventory. The revenue recorded is presented net of sales and other taxes we collect on behalf of governmental authorities. The revenue includes shipping and handling costs, which generally are included in the list price to the customer. Our policy is to recognize revenue when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer. A provision for payment discounts and product return allowances is recorded as a reduction of sales in the same period that the revenue is recognized.
Trade promotions, consisting primarily of customer pricing allowances, merchandising funds and consumer coupons, are offered through various programs to customers and consumers. Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale. Most of these arrangements have terms of approximately one year. Accruals for expected payouts under these programs are included as accrued marketing and promotion in the accrued and other liabilities line item in the Consolidated Balance Sheets.
Cost of Products Sold
Cost of products sold is primarily comprised of direct materials and supplies consumed in the manufacture of product, as well as manufacturing labor, depreciation expense and direct overhead expense necessary to acquire and convert the purchased materials and supplies into finished product. Cost of products sold also includes the cost to distribute products to customers, inbound freight costs, internal transfer costs, warehousing costs and other shipping and handling activity.
Selling, General and Administrative Expense
Selling, general and administrative expense (SG&A) is primarily comprised of marketing expenses, selling expenses, research and development costs, administrative and other indirect overhead costs, depreciation and amortization expense on non-manufacturing assets and other miscellaneous operating items. Research and development costs are charged to expense as incurred and were $2.0 billion in 2013, 2012 and 2011. Advertising costs, charged to expense as incurred, include worldwide television, print, radio, internet and in-store advertising expenses and were $9.7 billion in 2013, $9.3 billion in 2012 and $9.2 billion in 2011. Non-advertising related components of the Company's total marketing spending include costs associated with consumer promotions, product sampling and sales aids, which are included in SG&A, as well as coupons and customer trade funds, which are recorded as reductions to net sales.
Other Non-Operating Income, Net
Other non-operating income, net, primarily includes net acquisition and divestiture gains and investment income.

Amounts in millions of dollars except per share amounts or as otherwise specified.

7 The Procter & Gamble Company

Currency Translation
Financial statements of operating subsidiaries outside the U.S. generally are measured using the local currency as the functional currency. Adjustments to translate those statements into U.S. dollars are recorded in other comprehensive income (OCI). Currency translation adjustments in accumulated OCI were a gain of $353 at June 30, 2013 and a loss of $357 at June 30, 2012. For subsidiaries operating in highly inflationary economies, the U.S. dollar is the functional currency. Re-measurement adjustments for financial statements in highly inflationary economies and other transactional exchange gains and losses are reflected in earnings.
Cash Flow Presentation
The Consolidated Statements of Cash Flows are prepared using the indirect method, which reconciles net earnings to cash flow from operating activities. The reconciliation adjustments include the removal of timing differences between the occurrence of operating receipts and payments and their recognition in net earnings. The adjustments also remove cash flows arising from investing and financing activities, which are presented separately from operating activities. Cash flows from foreign currency transactions and operations are translated at an average exchange rate for the period. Cash flows from hedging activities are included in the same category as the items being hedged. Cash flows from derivative instruments designated as net investment hedges are classified as financing activities. Realized gains and losses from non-qualifying derivative instruments used to hedge currency exposures resulting from intercompany financing transactions are also classified as financing activities. Cash flows from other derivative instruments used to manage interest, commodity or other currency exposures are classified as operating activities. Cash payments related to income taxes are classified as operating activities. Cash flows from the Company's discontinued operations are included in the Consolidated Statements of Cash Flows.
Cash Equivalents
Highly liquid investments with remaining stated maturities of three months or less when purchased are considered cash equivalents and recorded at cost.
Investments
Investment securities consist of readily marketable debt and equity securities. Unrealized gains or losses for investments classified as trading are charged to earnings. Unrealized gains or losses on securities classified as available-for-sale are generally recorded in OCI. If an available-for-sale security is other than temporarily impaired, the loss is charged to either earnings or OCI depending on our intent and ability to retain the security until we recover the full cost basis and the extent of the loss attributable to the creditworthiness of the issuer. Investment securities are included as other current assets or other noncurrent assets in the Consolidated Balance Sheets.
Investments in certain companies over which we exert significant influence, but do not control the financial and operating decisions, are accounted for as equity method investments. Other investments that are not controlled, and over which we do not have the ability to exercise significant influence, are accounted for under the cost method. Both equity and cost method investments are included as other noncurrent assets in the Consolidated Balance Sheets.
Inventory Valuation
Inventories are valued at the lower of cost or market value. Product-related inventories are primarily maintained on the first-in, first-out method. Minor amounts of product inventories, including certain cosmetics and commodities, are maintained on the last-in, first-out method. The cost of spare part inventories is maintained using the average-cost method.
Property, Plant and Equipment
Property, plant and equipment is recorded at cost reduced by accumulated depreciation. Depreciation expense is recognized over the assets' estimated useful lives using the straight-line method. Machinery and equipment includes office furniture and fixtures (15-year life), computer equipment and capitalized software (3- to 5-year lives) and manufacturing equipment (3- to 20-year lives). Buildings are depreciated over an estimated useful life of 40 years. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.
Goodwill and Other Intangible Assets
Goodwill and indefinite-lived intangible assets are not amortized, but are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment testing of goodwill is performed separately from our impairment testing of indefinite-lived intangible assets. The annual evaluation for impairment of goodwill and indefinite-lived intangible assets is based on valuation models that incorporate assumptions and internal projections of expected future cash flows and operating plans. We believe such assumptions are also comparable to those that would be used by other marketplace participants.
We have acquired brands that have been determined to have indefinite lives. We evaluate a number of factors to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. When certain events or changes in operating conditions occur, an impairment assessment is performed and

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 8

indefinite-lived brands may be adjusted to a determinable life.
The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed, either on a straight-line or accelerated basis over the estimated periods benefited. Patents, technology and other intangible assets with contractual terms are generally amortized over their respective legal or contractual lives. Customer relationships, brands and other non-contractual intangible assets with determinable lives are amortized over periods generally ranging from 5 to 30 years. When certain events or changes in operating conditions occur, an impairment assessment is performed and remaining lives of intangible assets with determinable lives may be adjusted.
Fair Values of Financial Instruments
Certain financial instruments are required to be recorded at fair value. Changes in assumptions or estimation methods could affect the fair value estimates; however, we do not believe any such changes would have a material impact on our financial condition, results of operations or cash flows. Other financial instruments, including cash equivalents, other investments and short-term debt, are recorded at cost, which approximates fair value. The fair values of long-term debt and financial instruments are disclosed in Note 5.

New Accounting Pronouncements and Policies
Other than as described below, no new accounting pronouncement issued or effective during the fiscal year had or is expected to have a material impact on the Consolidated Financial Statements.
During fiscal 2013, the Company adopted ASU 2011-05, "Comprehensive Income (Topic 220) - Presentation of Comprehensive Income", and ASU 2013-02, “Comprehensive Income (Topic 220) - Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income”. This guidance eliminates the option to present the components of OCI as part of the statement of shareholders' equity and requires entities to present the components of net earnings and OCI in either a single continuous statement of comprehensive income or two separate but consecutive statements. We chose to present net earnings and OCI in two separate but consecutive statements. This guidance also requires entities to provide information about the amounts reclassified out of accumulated other comprehensive income (AOCI) by component and to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income. We chose to present the requirements in the notes to the financial statements (see Note 6). The adoption of this guidance had no impact on our consolidated financial position, results of operations or cash flows.

NOTE 2
GOODWILL AND INTANGIBLE ASSETS
The change in the net carrying amount of goodwill by reportable segment was as follows:

	Beauty	Grooming	Health Care	Fabric Care and Home Care	Baby, Feminine and Family Care	Corporate	Total Company
GOODWILL at JUNE 30, 2011 - Gross	$18,039	$22,650	$8,074	$4,589	$3,804	$406	$57,562
Accumulated impairment losses at June 30, 2011	—	—	—	—	—	—	—
GOODWILL at JUNE 30, 2011 - Net	18,039	22,650	8,074	4,589	3,804	406	57,562
Acquisitions and divestitures	(3)	(12)	477	34	(3)	(92)	401
Goodwill impairment charges	(431)	(899)	—	—	—	—	(1,330)
Translation and other	(1,176)	(1,059)	(304)	(199)	(117)	(5)	(2,860)
GOODWILL at JUNE 30, 2012 - Gross	16,860	21,579	8,247	4,424	3,684	309	55,103
Accumulated impairment losses at June 30, 2012	(431)	(899)	—	—	—	—	(1,330)
GOODWILL at JUNE 30, 2012 - Net	16,429	20,680	8,247	4,424	3,684	309	53,773
Acquisitions and divestitures	(21)	(40)	—	(14)	1,090	—	1,015
Goodwill impairment charges	—	(259)	—	—	—	—	(259)
Translation and other	255	236	71	43	54	—	659
GOODWILL at JUNE 30, 2013 - Gross	17,094	21,775	8,318	4,453	4,828	309	56,777
Accumulated impairment losses at June 30, 2013	(431)	(1,158)	—	—	—	—	(1,589)
GOODWILL at JUNE 30, 2013 - Net	16,663	20,617	8,318	4,453	4,828	309	55,188

Amounts in millions of dollars except per share amounts or as otherwise specified.

9 The Procter & Gamble Company

In October 2012, the Company acquired our partner's interest in a joint venture in Iberia that operates in our Baby, Feminine and Family Care reportable segment. We paid $1.1 billion for our partner's interest and the transaction was accounted for as a business combination. The total enterprise value of $1.9 billion was allocated to indefinite-lived intangible assets of $0.2 billion, defined-life intangible assets of $0.9 billion and goodwill of $1.1 billion. These were partially offset by $0.3 billion of deferred tax liabilities on the intangible assets. The Company recognized a $0.6 billion holding gain on its previously held investment, which was included in other non-operating income, net in the Consolidated Statement of Earnings in fiscal 2013. In addition to these items and the impairment discussed below, the remaining net increase in goodwill since June 30, 2012 was primarily due to currency translation across all reportable segments.
During the fourth quarter of fiscal 2013, the estimated fair value of our Appliances reporting unit declined below its carrying amount. As a result, we recorded a non-cash before and after-tax impairment charge of $259 in fiscal 2013 to reduce the carrying amount of goodwill to estimated fair value.
The same factors that led to the decline in the fair value of the reporting unit led to a decline in the fair value of our Braun trade name intangible asset below its respective carrying value. This resulted in a non-cash before-tax impairment charge of $49 ($31 after-tax) to reduce the carrying amount of this asset to its fair value.
The results of our goodwill impairment testing during fiscal 2012 determined that the estimated fair values of our Appliances and Salon Professional reporting units were less than their respective carrying amounts. As a result, we recorded a non-cash before and after-tax impairment charge of $1.3 billion in fiscal 2012 to reduce the carrying amount of goodwill to estimated fair value; $899 of the impairment related to Appliances and $431 related to Salon Professional.
Our impairment testing for indefinite-lived intangible assets during fiscal 2012 also indicated a decline in the fair value of our Koleston Perfect and Wella trade name intangible assets below their respective carrying values. This resulted in a non-cash before-tax impairment charge of $246 ($173 after-tax) to reduce the carrying amounts of these assets to their respective fair values.
All of the fiscal 2013 and 2012 goodwill and indefinite-lived intangible asset impairment charges are included in Corporate for segment reporting.
The goodwill and intangible asset valuations are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin expansion and Company business plans. We believe these estimates and assumptions are reasonable. However, actual events and results could differ substantially from those used in our valuations. To the extent such factors result in a failure to achieve the level of projected cash flows used to estimate fair value, we may need to record additional non-cash impairment charges in the future.

The fiscal 2013 declines in fair values of the Appliances reporting unit and the Braun trade name intangible asset were primarily driven by currency impacts. Specifically, currency in Japan, a country that generates a significant portion of the Appliances earnings, devalued approximately 20% in the second half of fiscal 2013 relative to the currencies in which the underlying net assets are recorded. This sustained reduction in the yen reduced the underlying category market size and the projected future cash flows of the business, which in turn triggered the impairment.

The fiscal 2012 declines in the fair values of the Appliances and Salon Professional reporting units and the underlying Koleston Perfect and Wella trade name intangible assets were driven by a combination of similar competitive and economic factors, which resulted in a reduction in the forecasted growth rates and cash flows used to estimate fair value. The factors included: (1) a more prolonged and deeper deterioration of the macroeconomic environment than was previously expected which, due to the more discretionary nature of the Appliances and Salon Professional businesses, led to a reduction in the overall market size in the short term and a more significant and prolonged reduction in the expected underlying market growth rates and resulting sales levels in the longer term. This was particularly evident in Europe, where we have historically generated a majority of the Appliances and Salon Professional sales; (2) increasing competitive levels of innovation in Salon Professional, which negatively impacted our current and nearer-term projected market share progress; and, (3) an increasing level of competitive pricing activities, which negatively impacted overall category profitability. As a result of these factors, we reduced our current and long-term sales and earnings forecasts for these businesses.
In addition to the impairment charges discussed above, goodwill also decreased in fiscal 2012 due to currency translation across all reporting segments partially offset by the establishment of goodwill related to the business combination with Teva Pharmaceuticals Ltd. in our Health Care reportable segment.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 10

Identifiable intangible assets were comprised of:

	2013		2012
June 30	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
INTANGIBLE ASSETS WITH DETERMINABLE LIVES
Brands	$4,251	$2,020	$3,297	$1,687
Patents and technology	2,976	2,032	3,164	2,021
Customer relationships	2,118	703	2,048	642
Other	348	168	352	218
TOTAL	9,693	4,923	8,861	4,568

INTANGIBLE ASSETS WITH INDEFINITE LIVES
Brands	26,802	—	26,695	—
TOTAL	36,495	4,923	35,556	4,568
Amortization expense of intangible assets was as follows:

Years ended June 30	2013	2012	2011
Intangible asset amortization	$528	$500	$546

Estimated amortization expense over the next five fiscal years is as follows:

Years ended June 30	2014	2015	2016	2017	2018
Estimated amortization expense	$504	$485	$442	$405	$380
Such estimates do not reflect the impact of future foreign exchange rate changes.
NOTE 3
SUPPLEMENTAL FINANCIAL INFORMATION
The components of property, plant and equipment were as follows:

June 30	2013	2012
PROPERTY, PLANT AND EQUIPMENT
Buildings	$7,829	$7,324
Machinery and equipment	31,070	29,342
Land	878	880
Construction in progress	3,235	2,687
TOTAL PROPERTY, PLANT AND EQUIPMENT	43,012	40,233
Accumulated depreciation	(21,346)	(19,856)
PROPERTY, PLANT AND EQUIPMENT, NET	21,666	20,377
The June 30, 2012 construction in progress balance, which was included in machinery and equipment in fiscal 2012, is shown separately to conform with the fiscal 2013 presentation.
Selected components of current and noncurrent liabilities were as follows:

June 30	2013	2012
ACCRUED AND OTHER LIABILITIES - CURRENT
Marketing and promotion	$3,122	$2,880
Compensation expenses	1,665	1,660
Restructuring reserves	323	343
Taxes payable	817	414
Legal and environmental	374	264
Other	2,527	2,728
TOTAL	8,828	8,289

OTHER NONCURRENT LIABILITIES
Pension benefits	$6,027	$5,684
Other postretirement benefits	1,713	3,270
Uncertain tax positions	2,002	2,245
Other	837	891
TOTAL	10,579	12,090
RESTRUCTURING PROGRAM
The Company has historically incurred an ongoing annual level of restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Before-tax costs incurred under the ongoing program have generally ranged from $250 to $500 annually. In February and November 2012, the Company made announcements regarding an incremental restructuring program as part of a productivity and cost savings plan to reduce costs in the areas of supply chain, research and development, marketing and overheads. The productivity and cost savings plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes in order to help fund the Company's growth strategy. The Company expects to incur in excess of $3.5 billion in before-tax restructuring costs over a five year period (from fiscal 2012 through fiscal 2016), including costs incurred as part of the ongoing and incremental restructuring program. The Company has incurred approximately 55% of the costs under this plan as of the end of fiscal 2013, with the remainder expected to be incurred in fiscal years 2014 through 2016.
The restructuring program is being executed across the Company's centralized organization as well as across virtually all of its Market Development Organizations (MDO) and Global Business Units (GBU). The restructuring program plans included an initial targeted net reduction in non-manufacturing overhead enrollment of approximately 5,700 by the end of fiscal 2013. Through fiscal 2013, the Company has reduced non-manufacturing enrollment by approximately 7,000, which is 1,300 positions above the initial target. In addition to the reduction of 5,700

Amounts in millions of dollars except per share amounts or as otherwise specified.

11 The Procter & Gamble Company

employees, the restructuring program includes plans for a further non-manufacturing overhead personnel reduction of approximately 2% - 4% annually from fiscal 2014 through fiscal 2016, roughly doubling the size of the initial enrollment reduction target. This is being done via the elimination of duplicate work, simplification through the use of technology and the optimization of various functional and business organizations and the Company's global footprint. In addition, the plan includes integration of newly acquired companies and the optimization of the supply chain and other manufacturing processes.
Restructuring costs incurred consist primarily of costs to separate employees and asset-related costs to exit facilities. The Company is also incurring other types of costs as outlined below. The Company incurred total restructuring charges of approximately $956 million and $1.1 billion for the years ended June 30, 2013 and June 30, 2012, respectively. Approximately $600 and $746 of these charges were recorded in SG&A for the years ended June 30, 2013 and June 30, 2012, respectively. The remainder is included in cost of products sold. Since the inception of this restructuring program, the Company has incurred charges of approximately $2.0 billion. Approximately $1.1 billion of these charges were related to separations, $487 million were asset-related and $431 million were related to other restructuring-type costs. The following table presents restructuring activity for the years ended June 30, 2013 and 2012:

	Separations	Asset-Related Costs	Other	Total
RESERVE JUNE 30, 2011	$121	$—	$30	$151

Charges	495	378	179	1,052
Cash spent	(300)	—	(182)	(482)
Charges against assets	—	(378)	—	(378)
RESERVE JUNE 30, 2012	316	—	27	343

Charges	595	109	252	956
Cash spent	(615)	—	(252)	(867)
Charges against assets	—	(109)	—	(109)
RESERVE JUNE 30, 2013	296	—	27	323
Separation Costs
Employee separation charges for the years ended June 30, 2013 and June 30, 2012 relate to severance packages for approximately 3,450 and 3,300 employees, respectively. For the years ended June 30, 2013 and June 30, 2012, these severance packages include approximately 2,390 and 2,250 non-manufacturing employees, respectively. These separations are primarily in North America and Western Europe. The packages are predominantly voluntary and the amounts are calculated based on salary levels and past service periods. Severance costs related to voluntary separations are generally charged to earnings when the employee accepts the offer. Since its inception, the restructuring program has incurred separation charges related to approximately 6,750 employees, of which approximately 4,640 are non-manufacturing overhead personnel.
Asset-Related Costs
Asset-related costs consist of both asset write-downs and accelerated depreciation. Asset write-downs relate to the establishment of a new fair value basis for assets held-for-sale or disposal. These assets were written down to the lower of their current carrying basis or amounts expected to be realized upon disposal, less minor disposal costs. Charges for accelerated depreciation relate to long-lived assets that will be taken out of service prior to the end of their normal service period. These assets relate primarily to manufacturing consolidations and technology standardization. The asset-related charges will not have a significant impact on future depreciation charges.
Other Costs
Other restructuring-type charges are incurred as a direct result of the restructuring program. Such charges primarily include employee relocation related to separations and office consolidations, termination of contracts related to supply chain redesign and the cost to change internal systems and processes to support the underlying organizational changes.
Consistent with our historical policies for ongoing restructuring-type activities, the restructuring program charges are funded by and included within Corporate for both management and segment reporting. Accordingly, 100% of the charges under the program are included within the Corporate reportable segment. However, for informative purposes, the following table summarizes the total restructuring costs related to our reportable segments:

Years Ended June 30	2013	2012
Beauty	$132	$120
Grooming	50	20
Health Care	19	21
Fabric Care and Home Care	143	177
Baby, Feminine and Family Care	132	74
Corporate (1)	480	640
Total Company	956	1,052
(1) Corporate includes costs related to allocated overheads, including charges related to our MDO, Global Business Services and Corporate Functions activities.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 12

NOTE 4
SHORT-TERM AND LONG-TERM DEBT

June 30	2013	2012
DEBT DUE WITHIN ONE YEAR
Current portion of long-term debt	$4,506	$4,083
Commercial paper	7,642	4,574
Other	284	41
TOTAL	12,432	8,698

Short-term weighted average interest rates(1)	0.5%	0.6%
(1) Weighted average short-term interest rates include the effects of interest rate swaps discussed in Note 5.

June 30	2013	2012
LONG-TERM DEBT
Floating rate USD notes due February 2014	$2,000	$1,000
4.50% EUR note due May 2014	1,960	1,887
4.95% USD note due August 2014	900	900
0.70% USD note due August 2014	1,000	1,000
3.50% USD note due February 2015	750	750
0.95% JPY note due May 2015	1,012	1,261
3.15% USD note due September 2015	500	500
1.80% USD note due November 2015	1,000	1,000
4.85% USD note due December 2015	700	700
1.45% USD note due August 2016	1,000	1,000
5.13% EUR note due October 2017	1,437	1,383
4.70% USD note due February 2019	1,250	1,250
4.13% EUR note due December 2020	784	755
9.36% ESOP debentures due 2013-2021(1)	701	757
2.30% USD note due February 2022	1,000	1,000
2.00% EUR note due August 2022	1,307	—
4.88% EUR note due May 2027	1,307	1,258
6.25% GBP note due January 2030	764	780
5.50% USD note due February 2034	500	500
5.80% USD note due August 2034	600	600
5.55% USD note due March 2037	1,400	1,400
Capital lease obligations	31	45
All other long-term debt	1,714	5,437
Current portion of long-term debt	(4,506)	(4,083)
TOTAL	19,111	21,080

Long-term weighted average interest rates(2)	3.3%	3.3%

(1)	Debt issued by the ESOP is guaranteed by the Company and must be recorded as debt of the Company as discussed in Note 9.

(2)	Weighted average long-term interest rates include the effects of interest rate swaps discussed in Note 5.

Long-term debt maturities during the next five fiscal years are as follows:

June 30	2014	2015	2016	2017	2018
Debt maturities	$4,506	$3,798	$2,379	$1,085	$1,531
The Procter & Gamble Company fully and unconditionally guarantees the registered debt and securities issued by its 100% finance subsidiaries.
NOTE 5
RISK MANAGEMENT ACTIVITIES AND FAIR VALUE MEASUREMENTS
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. To the extent we choose to manage volatility associated with the net exposures, we enter into various financial transactions that we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices.
At inception, we formally designate and document qualifying instruments as hedges of underlying exposures. We formally assess, at inception and at least quarterly, whether the financial instruments used in hedging transactions are effective at offsetting changes in either the fair value or cash flows of the related underlying exposures. Fluctuations in the value of these instruments generally are offset by changes in the value or cash flows of the underlying exposures being hedged. This is driven by the high degree of effectiveness between the exposure being hedged and the hedging instrument. The ineffective portion of a change in the fair value of a qualifying instrument is immediately recognized in earnings. The amount of ineffectiveness recognized was immaterial for all years presented.
Credit Risk Management
We have counterparty credit guidelines and normally enter into transactions with investment grade financial institutions. Counterparty exposures are monitored daily and downgrades in counterparty credit ratings are reviewed on a timely basis. We have not incurred, and do not expect to incur, material credit losses on our risk management or other financial instruments.
Certain of the Company's financial instruments used in hedging transactions are governed by industry standard netting and collateral agreements with counterparties. If the Company's credit rating were to fall below the levels stipulated in the agreements, the counterparties could demand either collateralization or termination of the arrangements. The aggregate fair value of the instruments

Amounts in millions of dollars except per share amounts or as otherwise specified.

13 The Procter & Gamble Company

covered by these contractual features that are in a net liability position as of June 30, 2013, was not material. The Company has not been required to post collateral as a result of these contractual features.
Interest Rate Risk Management
Our policy is to manage interest cost using a mixture of fixed-rate and variable-rate debt. To manage this risk in a cost-efficient manner, we enter into interest rate swaps whereby we agree to exchange with the counterparty, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to a notional amount.
Interest rate swaps that meet specific accounting criteria are accounted for as fair value or cash flow hedges. For fair value hedges, the changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense. For cash flow hedges, the effective portion of the changes in fair value of the hedging instrument is reported in OCI and reclassified into interest expense over the life of the underlying debt obligation. The ineffective portion for both cash flow and fair value hedges, which was not material for any year presented, was immediately recognized in interest expense.
Foreign Currency Risk Management
We manufacture and sell our products and finance operations in a number of countries throughout the world. As a result, we are exposed to movements in foreign currency exchange rates.
To manage the exchange rate risk primarily associated with our financing operations, we have historically used a combination of forward contracts, options and currency swaps. As of June 30, 2013, we had currency swaps with maturities up to five years, which are intended to offset the effect of exchange rate fluctuations on intercompany loans denominated in foreign currencies. These swaps are accounted for as cash flow hedges. The effective portion of the changes in fair value of these instruments is reported in OCI and reclassified into SG&A and interest expense in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion, which was not material for any year presented, was immediately recognized in SG&A.
The change in fair values of certain non-qualifying instruments used to manage foreign exchange exposure of intercompany financing transactions and certain balance sheet items subject to revaluation are immediately recognized in earnings, substantially offsetting the foreign currency mark-to-market impact of the related exposures.
Net Investment Hedging
We hedge certain net investment positions in foreign subsidiaries. To accomplish this, we either borrow directly in foreign currencies and designate all or a portion of the foreign currency debt as a hedge of the applicable net investment position or we enter into foreign currency swaps that are designated as hedges of net investments. Changes in the fair value of these instruments are recognized in OCI to offset the change in the value of the net investment being hedged. Currency effects of these hedges reflected in OCI were after-tax gains of $156 and $740 in 2013 and 2012, respectively. Accumulated net balances were after-tax losses of $3,550 and $3,706 as of June 30, 2013 and 2012, respectively. The ineffective portion, which was not material in any year presented, was immediately recognized in interest expense.
Commodity Risk Management
Certain raw materials used in our products or production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility related to anticipated purchases of certain of these materials, we have historically, on a limited basis, used futures and options with maturities generally less than one year and swap contracts with maturities up to five years. As of and during the year ended June 30, 2013, we did not have material commodity hedging activity.
Insurance
We self-insure for most insurable risks. However, we purchase insurance for Directors and Officers Liability and certain other coverage where it is required by law, by contract or deemed to be in the best interest of the Company.
Fair Value Hierarchy
Accounting guidance on fair value measurements for certain financial assets and liabilities requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following categories:
Level 1:     Quoted market prices in active markets for identical assets or liabilities.
Level 2:     Observable market-based inputs or unobservable inputs that are corroborated by market data.
Level 3:     Unobservable inputs reflecting the reporting entity's own assumptions or external inputs from inactive markets.
When applying fair value principles in the valuation of assets and liabilities, we are required to maximize the use of quoted market prices and minimize the use of unobservable inputs. The Company has not changed its valuation techniques used in measuring the fair value of any financial assets or liabilities during the year. Our fair value estimates take into consideration the credit risk of both the Company and our counterparties.
When active market quotes are not available for financial assets and liabilities, we use industry standard valuation models. Where applicable, these models project future cash flows and discount the future amounts to a present value using market-based observable inputs including credit risk,

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 14

interest rate curves, foreign currency rates and forward and spot prices for currencies. In circumstances where market-based observable inputs are not available, management judgment is used to develop assumptions to estimate fair value. Generally, the fair value of our Level 3 instruments is estimated as the net present value of expected future cash flows based on external inputs.

The following table sets forth the Company's financial assets and liabilities as of June 30, 2013 and 2012 that were measured at fair value on a recurring basis during the period, segregated by level within the fair value hierarchy:

	Level 1		Level 2		Level 3		Total
June 30	2013	2012	2013	2012	2013	2012	2013	2012
ASSETS RECORDED AT FAIR VALUE
Investments:
U.S. government securities	$—	$—	$1,571	$—	$—	$—	$1,571	$—
Other investments	23	9	—	—	24	24	47	33
Derivatives relating to:
Foreign currency hedges	—	—	168	—	—	—	168	—
Other foreign currency instruments(1)	—	—	19	86	—	—	19	86
Interest rates	—	—	191	298	—	—	191	298
Net investment hedges	—	—	233	32	—	—	233	32
Commodities	—	—	—	3	—	—	—	3
TOTAL ASSETS RECORDED AT FAIR VALUE(2)	23	9	2,182	419	24	24	2,229	452

LIABILITIES RECORDED AT FAIR VALUE
Derivatives relating to:
Foreign currency hedges	$—	$—	$—	$142	$—	$—	$—	$142
Other foreign currency instruments(1)	—	—	90	23	—	—	90	23
Interest rates	—	—	59	—	—	—	59	—
Net investment hedges	—	—	—	19	—	—	—	19
Commodities	—	—	—	2	—	—	—	2
TOTAL LIABILITIES AT FAIR VALUE(3)	—	—	149	186	—	—	149	186
LIABILITIES NOT RECORDED AT FAIR VALUE
Long-term debt (4)	22,671	25,829	3,022	2,119	—	—	25,693	27,948
TOTAL LIABILITIES RECORDED AND NOT RECORDED AT FAIR VALUE	22,671	25,829	3,171	2,305	—	—	25,842	28,134

(1)	Other foreign currency instruments are comprised of foreign currency financial instruments that do not qualify as hedges.

(2)
Investment securities and all derivative assets are presented in prepaid expenses and other current assets and other noncurrent assets. The amortized cost of the U.S. government securities was $1,604 as of June 30, 2013. All U.S. government securities have contractual maturities between one and five years. Fair values are generally estimated based upon quoted market prices for similar instruments.

(3)	All liabilities are presented in accrued and other liabilities or other noncurrent liabilities.

(4)
Long-term debt includes the current portion ($4,540 and $4,095 as of June 30, 2013 and 2012, respectively) of debt instruments. Long-term debt is not recorded at fair value on a recurring basis, but is measured at fair value for disclosure purposes. Fair values are generally estimated based on quoted market prices for identical or similar instruments.

The Company recognizes transfers between levels within the fair value hierarchy, if any, at the end of each quarter. During fiscal 2013, the Company transferred long-term debt instruments with a fair value of $455 from Level 1 to Level 2. The transferred instruments represent the Company's investment in industrial development bonds which are infrequently traded in an observable market. There were no additional transfers between levels during the periods presented. In addition, there was no significant activity within the Level 3 assets and liabilities during the periods presented.

Amounts in millions of dollars except per share amounts or as otherwise specified.

15 The Procter & Gamble Company

During fiscal 2013 and 2012, we recorded impairments of certain goodwill and intangible assets. Also, during fiscal 2013, we applied purchase accounting and re-measured assets and liabilities at fair value related to the purchase of the balance of a joint venture in Iberia (see Note 2 for additional details on these items). In addition, the Company re-measured certain operating real estate assets to an estimated fair value of $8 during the year ended June 30, 2012, using comparable prices for similar assets, resulting in a $220 impairment. Except for these items, there were no significant assets or liabilities that were re-measured at fair value on a non-recurring basis during the years presented.
Disclosures about Derivative Instruments
The notional amounts and fair values of qualifying and non-qualifying financial instruments used in hedging transactions as of June 30, 2013 and 2012 are as follows:

	Notional Amount		Fair Value Asset/(Liability)
June 30	2013	2012	2013	2012
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Foreign currency contracts	$951	$831	$168	$(142)

DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$9,117	$10,747	$132	$298

DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$1,303	$1,768	$233	$13

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts	$7,080	$13,210	$(71)	$63
Commodity contracts	—	125	—	1
TOTAL	7,080	13,335	(71)	64
The total notional amount of contracts outstanding at the end of the period is indicative of the level of the Company's derivative activity during the period.

	Amount of Gain/(Loss) Recognized in AOCI on Derivatives (Effective Portion)
June 30	2013	2012
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Interest rate contracts	$7	$11
Foreign currency contracts	14	22
TOTAL	21	33

DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$145	$6

The effective portion of gains and losses on derivative instruments that was recognized in OCI during the years ended June 30, 2013 and 2012 was not material. During the next 12 months, the amount of the June 30, 2013, accumulated OCI balance that will be reclassified to earnings is expected to be immaterial.
The amounts of gains and losses on qualifying and non-qualifying financial instruments used in hedging transactions for the years ended June 30, 2013 and 2012 were as follows:

	Amount of Gain/(Loss) Reclassified from AOCI into Income
Years ended June 30	2013	2012
DERIVATIVES IN CASH FLOW HEDGING RELATIONSHIPS
Interest rate contracts	$6	$6
Foreign currency contracts	215	5
Commodity contracts	—	3
TOTAL	221	14

	Amount of Gain/(Loss) Recognized in Income
Years ended June 30	2013	2012
DERIVATIVES IN FAIR VALUE HEDGING RELATIONSHIPS
Interest rate contracts	$(167)	$135
Debt	171	(137)
TOTAL	4	(2)

DERIVATIVES IN NET INVESTMENT HEDGING RELATIONSHIPS
Net investment hedges	$(2)	$(1)

DERIVATIVES NOT DESIGNATED AS HEDGING INSTRUMENTS
Foreign currency contracts(1)	$(34)	$(1,121)
Commodity contracts	—	2
TOTAL	(34)	(1,119)

(1)	The gain or loss on non-qualifying foreign currency contracts substantially offsets the foreign currency mark-to-market impact of the related exposure.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 16

NOTE 6
ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)
The tables below present the changes in accumulated other comprehensive income/(loss) by component and the reclassifications out of accumulated other comprehensive income/(loss):

Changes in Accumulated Other Comprehensive Income/(Loss) by Component

	Hedges	Investment Securities	Pension and Other Retiree Benefits	Financial Statement Translation	Total
Balance at June 30, 2012	$(3,673)	$(3)	$(5,300)	$(357)	$(9,333)
OCI before reclassifications (1)	363	(24)	731	710	1,780
Amounts reclassified from AOCI	(219)	—	273	—	54
Net current period OCI	144	(24)	1,004	710	1,834
Balance at June 30, 2013	(3,529)	(27)	(4,296)	353	(7,499)
(1) Net of tax of $94, $5 and $496 for gains and losses on hedges, investment securities and pension and other retiree benefit items, respectively.

Reclassifications out of Accumulated Other Comprehensive Income/(Loss)
Year ended June 30	2013
HEDGES (1)
Interest rate contracts	$6
Foreign exchange contracts	215
Total before-tax	221
Tax (expense)/benefit	(2)
Net of tax	219

PENSION AND OTHER RETIREE BENEFITS (2)
Amortization of deferred amounts	2
Recognized net actuarial gains/(losses)	(412)
Curtailments and settlements	(4)
Total before-tax	(414)
Tax (expense)/benefit	141
Net of tax	(273)
TOTAL RECLASSIFICATIONS, NET OF TAX	(54)
(1) See Note 5 for classification of these items in the Consolidated Statement of Earnings.
(2) Reclassified from AOCI into costs of products sold and SG&A. These components are included in the computation of net periodic pension cost (see Note 9 for additional details).

NOTE 7
EARNINGS PER SHARE
Net earnings attributable to Procter & Gamble less preferred dividends (net of related tax benefits) are divided by the weighted average number of common shares outstanding during the year to calculate basic net earnings per common share. Diluted net earnings per common share are calculated to give effect to stock options and other stock-based awards (see Note 8) and assume conversion of preferred stock (see Note 9).

Amounts in millions of dollars except per share amounts or as otherwise specified.

17 The Procter & Gamble Company

Net earnings attributable to Procter & Gamble and common shares used to calculate basic and diluted net earnings per share were as follows:

Years ended June 30	2013	2012	2011
NET EARNINGS FROM CONTINUING OPERATIONS	$11,402	$9,317	$11,698
Net earnings from discontinued operations	—	1,587	229
NET EARNINGS	11,402	10,904	11,927
Net earnings attributable to noncontrolling interests	(90)	(148)	(130)
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE (Diluted)	11,312	10,756	11,797
Preferred dividends, net of tax benefit	(244)	(256)	(233)
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE AVAILABLE TO COMMON SHAREHOLDERS (Basic)	11,068	10,500	11,564

NET EARNINGS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO PROCTER & GAMBLE AVAILABLE TO COMMON SHAREHOLDERS (Basic)	$11,068	$8,913	$11,335

NET EARNINGS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO PROCTER & GAMBLE (Diluted)	$11,312	$9,169	$11,568

Shares in millions; Years ended June 30	2013	2012	2011
Basic weighted average common shares outstanding	2,742.9	2,751.3	2,804.0
Effect of dilutive securities
Conversion of preferred shares(1)	116.8	123.9	128.5
Exercise of stock options and other unvested equity awards(2)	70.9	66.0	69.4
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,930.6	2,941.2	3,001.9

(1)
Despite being included currently in diluted net earnings per common share, the actual conversion to common stock occurs when the preferred shares are sold. Shares may only be sold after being allocated to the ESOP participants pursuant to the repayment of the ESOP's obligations through 2035.

(2)
Approximately 12 million in 2013, 67 million in 2012 and 93 million in 2011 of the Company's outstanding stock options were not included in the diluted net earnings per share calculation because the options were out of the money or to do so would have been antidilutive (i.e., the total proceeds upon exercise would have exceeded the market value of the underlying common shares).

NOTE 8
STOCK-BASED COMPENSATION
We have stock-based compensation plans under which we annually grant stock option, restricted stock, restricted stock unit (RSU) and performance stock unit (PSU) awards to key managers and directors. Exercise prices on options granted have been, and continue to be, set equal to the market price of the underlying shares on the date of the grant. Since September 2002, the key manager stock option awards granted vest after three years and have a 10-year life. The key manager stock option awards granted from July 1998 through August 2002 vested after three years and have a 15-year life. Key managers can elect to receive up to 100% of the value of their option award in RSUs. Key manager RSUs vest and are settled in shares of common stock five years from the grant date. The awards provided to the Company's directors are in the form of restricted stock and RSUs.
In addition to our key manager and director grants, we make other minor stock option and RSU grants to employees for which the terms are not substantially different than those described in the preceding paragraph. In 2011, we implemented a performance stock program (PSP) and granted PSUs to senior level executives. Under this program, the number of PSUs that will vest three years after the respective grant date is based on the Company's performance relative to pre-established performance goals during that three year period.
A total of 180 million shares of common stock were authorized for issuance under stock-based compensation plans approved by shareholders in 2003 and 2009. A total of 56 million shares remain available for grant under the 2003 and 2009 plans.
Total stock-based compensation expense for stock option grants was $249, $317 and $358 for 2013, 2012 and 2011, respectively. Total compensation expense for restricted stock, RSUs and PSUs was $97, $60 and $56 in 2013, 2012 and 2011, respectively. The total income tax benefit recognized in the income statement for stock options, restricted stock, RSUs and PSUs was $96, $102 and $117 in 2013, 2012 and 2011, respectively.
In calculating the compensation expense for stock options granted, we utilize a binomial lattice-based valuation model.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 18

Assumptions utilized in the model, which are evaluated and revised, as necessary, to reflect market conditions and experience, were as follows:

Years ended June 30	2013	2012	2011
Interest rate	0.2-2.0%	0.2-2.1%	0.3-3.7%
Weighted average interest rate	1.8%	1.9%	3.4%
Dividend yield	2.9%	2.6%	2.4%
Expected volatility	14-15%	12-18%	14-18%
Weighted average volatility	15%	15%	16%
Expected life in years	8.9	8.5	8.8
Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatilities are based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.
A summary of options, RSUs and PSUs outstanding under the plans as of June 30, 2013, and activity during the year then ended is presented below:

Options in thousands	Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Contract-ual Life in Years	Aggregate Intrinsic Value (in millions)
Outstanding, beginning of year	353,093	$53.83
Granted	24,818	75.41
Exercised	(69,933)	47.09
Canceled	(1,739)	60.97
OUTSTANDING, END OF YEAR	306,239	57.07	4.9	$6,100
EXERCISABLE	223,154	52.97	3.6	5,367
The weighted average grant-date fair value of options granted was $8.19, $8.05 and $11.09 per share in 2013, 2012 and 2011, respectively. The total intrinsic value of options exercised was $1,759, $820 and $628 in 2013, 2012 and 2011, respectively. The total grant-date fair value of options that vested during 2013, 2012 and 2011 was $352, $435 and $445, respectively. At June 30, 2013, there was $233 of compensation cost that has not yet been recognized related to stock option grants. That cost is expected to be recognized over a remaining weighted average period of 1.8 years. Cash received from options exercised was $3,294, $1,735 and $1,237 in 2013, 2012 and 2011, respectively.

The actual tax benefit realized for the tax deductions from option exercises totaled $575, $239 and $188 in 2013, 2012 and 2011, respectively.

	RSUs		PSUs
Other Stock-Based Awards in thousands	Units	Weighted-Average Grant-Date Fair Value	Units	Weighted-Average Grant-Date Fair Value
Non-vested at July 1, 2012	3,670	$55.53	1,261	$58.79
Granted	1,951	62.69	626	67.70
Vested	(952)	59.50	—	—
Forfeited	(79)	55.31	—	—
Non-vested at June 30, 2013	4,590	56.88	1,887	61.75
At June 30, 2013, there was $195 of compensation cost that has not yet been recognized related to restricted stock, RSUs and PSUs. That cost is expected to be recognized over a remaining weighted average period of 3.1 years. The total fair value of shares vested was $51, $38 and $30 in 2013, 2012 and 2011, respectively.
We have no specific policy to repurchase common shares to mitigate the dilutive impact of options, RSUs and PSUs. However, we have historically made adequate discretionary purchases, based on cash availability, market trends and other factors, to offset the impacts of such activity.
NOTE 9
POSTRETIREMENT BENEFITS AND EMPLOYEE STOCK OWNERSHIP PLAN
We offer various postretirement benefits to our employees.
Defined Contribution Retirement Plans
We have defined contribution plans which cover the majority of our U.S. employees, as well as employees in certain other countries. These plans are fully funded. We generally make contributions to participants' accounts based on individual base salaries and years of service. Total global defined contribution expense was $314, $353 and $347 in 2013, 2012 and 2011, respectively.
The primary U.S. defined contribution plan (the U.S. DC plan) comprises the majority of the expense for the Company's defined contribution plans. For the U.S. DC plan, the contribution rate is set annually. Total contributions for this plan approximated 15% of total participants' annual wages and salaries in 2013, 2012 and 2011.
We maintain The Procter & Gamble Profit Sharing Trust (Trust) and Employee Stock Ownership Plan (ESOP) to provide a portion of the funding for the U.S. DC plan and other retiree benefits (described below). Operating details of the ESOP are provided at the end of this Note. The fair value of the ESOP Series A shares allocated to participants

Amounts in millions of dollars except per share amounts or as otherwise specified.

19 The Procter & Gamble Company

reduces our cash contribution required to fund the U.S. DC plan.
Defined Benefit Retirement Plans and Other Retiree Benefits
We offer defined benefit retirement pension plans to certain employees. These benefits relate primarily to local plans outside the U.S. and, to a lesser extent, plans assumed in previous acquisitions covering U.S. employees.
We also provide certain other retiree benefits, primarily health care and life insurance, for the majority of our U.S. employees who become eligible for these benefits when they meet minimum age and service requirements. Generally, the health care plans require cost sharing with retirees and pay a stated percentage of expenses, reduced by deductibles and other coverages. These benefits are primarily funded by ESOP Series B shares and certain other assets contributed by the Company.
Obligation and Funded Status. The following provides a reconciliation of benefit obligations, plan assets and funded status of these defined benefit plans:

	Pension Benefits(1)		Other Retiree Benefits(2)
Years ended June 30	2013	2012	2013	2012
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year(3)	$13,573	$12,229	$6,006	$4,886
Service cost	300	267	190	142
Interest cost	560	611	260	276
Participants' contributions	20	22	66	68
Amendments	104	(44)	—	—
Actuarial loss/(gain)	473	1,911	(1,022)	957
Acquisitions/(divestitures)	51	(17)	—	—
Special termination benefits	39	—	18	27
Currency translation and other	(4)	(847)	5	(95)
Benefit payments	(602)	(559)	(234)	(255)
BENEFIT OBLIGATION AT END OF YEAR(3)	14,514	13,573	5,289	6,006

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year	7,974	7,962	2,713	2,975
Actual return on plan assets	796	459	954	(126)
Acquisitions/(divestitures)	59	—	—	—
Employer contributions	391	485	23	24
Participants' contributions	20	22	66	68
Currency translation and other	(77)	(395)	—	—
ESOP debt impacts(4)	—	—	31	27
Benefit payments	(602)	(559)	(234)	(255)
FAIR VALUE OF PLAN ASSETS AT END OF YEAR	8,561	7,974	3,553	2,713
FUNDED STATUS	(5,953)	(5,599)	(1,736)	(3,293)

(1)	Primarily non-U.S.-based defined benefit retirement plans.

(2)	Primarily U.S.-based other postretirement benefit plans.

(3)	For the pension benefit plans, the benefit obligation is the projected benefit obligation. For other retiree benefit plans, the benefit obligation is the accumulated postretirement benefit obligation.

(4)	Represents the net impact of ESOP debt service requirements, which is netted against plan assets for other retiree benefits.
The underfunding of pension benefits is primarily a function of the different funding incentives that exist outside of the U.S. In certain countries, there are no legal requirements or financial incentives provided to companies to pre-fund pension obligations prior to their due date. In these instances, benefit payments are typically paid directly from the Company's cash as they become due.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 20

	Pension Benefits		Other Retiree Benefits
June 30	2013	2012	2013	2012
CLASSIFICATION OF NET AMOUNT RECOGNIZED
Noncurrent assets	$114	$128	$—	$—
Current liability	(40)	(43)	(23)	(23)
Noncurrent liability	(6,027)	(5,684)	(1,713)	(3,270)
NET AMOUNT RECOGNIZED	(5,953)	(5,599)	(1,736)	(3,293)

AMOUNTS RECOGNIZED IN ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI)
Net actuarial loss	$4,049	$4,010	$1,772	$3,565
Prior service cost /(credit)	353	261	(54)	(75)
NET AMOUNTS RECOGNIZED IN AOCI	4,402	4,271	1,718	3,490

The accumulated benefit obligation for all defined benefit pension plans was $12,652 and $11,763 as of June 30, 2013 and 2012, respectively. Pension plans with accumulated benefit obligations in excess of plan assets and plans with projected benefit obligations in excess of plan assets consist of the following:

	Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets		Projected Benefit Obligation Exceeds the Fair Value of Plan Assets
June 30	2013	2012	2013	2012
Projected benefit obligation	$12,024	$11,623	$12,962	$12,310
Accumulated benefit obligation	10,406	10,009	11,149	10,533
Fair value of plan assets	6,086	6,013	6,895	6,583

Amounts in millions of dollars except per share amounts or as otherwise specified.

21 The Procter & Gamble Company

Net Periodic Benefit Cost. Components of the net periodic benefit cost were as follows:

	Pension Benefits			Other Retiree Benefits
Years ended June 30	2013	2012	2011	2013	2012	2011
AMOUNTS RECOGNIZED IN NET PERIODIC BENEFIT COST
Service cost	$300	$267	$270	$190	$142	$146
Interest cost	560	611	588	260	276	270
Expected return on plan assets	(587)	(573)	(492)	(382)	(434)	(431)
Prior service cost /(credit) amortization	18	21	18	(20)	(20)	(18)
Net actuarial loss amortization	213	102	154	199	99	96
Special termination benefits	39	—	—	18	27	3
Curtailments, settlements and other	4	6	—	—	—	—
GROSS BENEFIT COST	547	434	538	265	90	66
Dividends on ESOP preferred stock	—	—	—	(70)	(74)	(79)
NET PERIODIC BENEFIT COST/(CREDIT)	547	434	538	195	16	(13)

CHANGE IN PLAN ASSETS AND BENEFIT OBLIGATIONS RECOGNIZED IN AOCI
Net actuarial loss /(gain) - current year	264	2,009		(1,594)	1,516
Prior service cost/(credit) - current year	104	(44)		—	—
Amortization of net actuarial loss	(213)	(102)		(199)	(99)
Amortization of prior service (cost) / credit	(18)	(21)		20	20
Settlement / curtailment cost	(4)	(6)		—	—
Currency translation and other	(2)	(234)		1	(36)
TOTAL CHANGE IN AOCI	131	1,602		(1,772)	1,401
NET AMOUNTS RECOGNIZED IN PERIODIC BENEFIT COST AND AOCI	678	2,036		(1,577)	1,417
Amounts expected to be amortized from AOCI into net periodic benefit cost during the year ending June 30, 2014, are as follows:

	Pension Benefits	Other Retiree Benefits
Net actuarial loss	$210	$118
Prior service cost/(credit)	24	(20)
Assumptions. We determine our actuarial assumptions on an annual basis. These assumptions are weighted to reflect each country that may have an impact on the cost of providing retirement benefits. The weighted average assumptions for the defined benefit and other retiree benefit calculations, as well as assumed health care trend rates, were as follows:

	Pension Benefits		Other Retiree Benefits
Years ended June 30	2013	2012	2013	2012
ASSUMPTIONS USED TO DETERMINE BENEFIT OBLIGATIONS(1)
Discount rate	4.0%	4.2%	4.8%	4.3%
Rate of compensation increase	3.2%	3.3%	—%	—%
ASSUMPTIONS USED TO DETERMINE NET PERIODIC BENEFIT COST(2)
Discount rate	4.2%	5.3%	4.3%	5.7%
Expected return on plan assets	7.3%	7.4%	8.3%	9.2%
Rate of compensation increase	3.3%	3.5%	—%	—%
ASSUMED HEALTH CARE COST TREND RATES
Health care cost trend rates assumed for next year	—%	—%	7.3%	8.0%
Rate to which the health care cost trend rate is assumed to decline (ultimate trend rate)	—%	—%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	—%	—%	2020	2019

(1)	Determined as of end of year.

(2)	Determined as of beginning of year and adjusted for acquisitions.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 22

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit retirement plans, these factors include historical rates of return of broad equity and bond indices and projected long-term rates of return obtained from pension investment consultants. The expected long-term rates of return for plan assets are 8 - 9% for equities and 5 - 6% for bonds. For other retiree benefit plans, the expected long-term rate of return reflects the fact that the assets are comprised primarily of Company stock. The expected rate of return on Company stock is based on the long-term projected return of 8.5% and reflects the historical pattern of returns.
Assumed health care cost trend rates could have a significant effect on the amounts reported for the other retiree benefit plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on the total service and interest cost components	$91	$(70)
Effect on the accumulated postretirement benefit obligation	806	(643)
Plan Assets. Our investment objective for defined benefit retirement plan assets is to meet the plans' benefit obligations, while minimizing the potential for future required Company plan contributions. The investment strategies focus on asset class diversification, liquidity to meet benefit payments and an appropriate balance of long-term investment return and risk. Target ranges for asset allocations are determined by matching the actuarial projections of the plans' future liabilities and benefit payments with expected long-term rates of return on the assets, taking into account investment return volatility and correlations across asset classes. Plan assets are diversified across several investment managers and are generally invested in liquid funds that are selected to track broad market equity and bond indices. Investment risk is carefully controlled with plan assets rebalanced to target allocations on a periodic basis and with continual monitoring of investment managers' performance relative to the investment guidelines established with each investment manager.
Our target asset allocation for the year ended June 30, 2013, and actual asset allocation by asset category as of June 30, 2013 and 2012, were as follows:

	Target Asset Allocation		Actual Asset Allocation at June 30
			Pension Benefits		Other Retiree Benefits
Asset Category	Pension Benefits	Other Retiree Benefits	2013	2012	2013	2012
Cash	1%	2%	1%	1%	2%	1%
Debt securities	54%	8%	52%	52%	6%	9%
Equity securities	45%	90%	47%	47%	92%	90%
TOTAL	100%	100%	100%	100%	100%	100%
The following tables set forth the fair value of the Company's plan assets as of June 30, 2013 and 2012 segregated by level within the fair value hierarchy (refer to Note 5 for further discussion on the fair value hierarchy and fair value principles). Common collective funds are valued using the net asset value reported by the managers of the funds and as supported by the unit prices of actual purchase and sale transactions. Company stock listed as Level 2 in the hierarchy represents preferred shares which are valued based on the value of Company common stock. The majority of our Level 3 pension instruments are insurance contracts. Their fair values are based on their cash equivalent or models that project future cash flows and discount the future amounts to a present value using market-based observable inputs including credit risk and interest rate curves.

	Pension Benefits
	Level 1		Level 2		Level 3		Total
June 30	2013	2012	2013	2012	2013	2012	2013	2012
ASSETS AT FAIR VALUE
Cash and cash equivalents	$71	$60	$—	$—	$—	$—	$71	$60
Common collective fund - equity	—	—	3,993	3,727	—	—	3,993	3,727
Common collective fund - fixed income	—	—	4,361	4,112	—	—	4,361	4,112
Other	4	4	—	—	132	71	136	75
TOTAL ASSETS AT FAIR VALUE	75	64	8,354	7,839	132	71	8,561	7,974

Amounts in millions of dollars except per share amounts or as otherwise specified.

23 The Procter & Gamble Company

	Other Retiree Benefits
	Level 1		Level 2		Level 3		Total
June 30	2013	2012	2013	2012	2013	2012	2013	2012
ASSETS AT FAIR VALUE
Cash and cash equivalents	$56	$16	$—	$—	$—	$—	$56	$16
Company stock	—	—	3,270	2,418	—	—	3,270	2,418
Common collective fund - equity	—	—	16	30	—	—	16	30
Common collective fund - fixed income	—	—	200	247	—	—	200	247
Other	—	—	—	—	11	2	11	2
TOTAL ASSETS AT FAIR VALUE	56	16	3,486	2,695	11	2	3,553	2,713

There was no significant activity within the Level 3 pension and other retiree benefits plan assets during the years presented.
Cash Flows. Management's best estimate of cash requirements and discretionary contributions for the defined benefit retirement plans and other retiree benefit plans for the year ending June 30, 2014, is approximately $1,463 and $31, respectively. For the defined benefit retirement plans, this is comprised of $90 in expected benefit payments from the Company directly to participants of unfunded plans and $1,373 of expected contributions to funded plans. This estimate includes a discretionary contribution made to a foreign pension plan for approximately $1.0 billion in July 2013. For other retiree benefit plans, this is comprised of expected contributions that will be used directly for benefit payments. Expected contributions are dependent on many variables, including the variability of the market value of the plan assets as compared to the benefit obligation and other market or regulatory conditions. In addition, we take into consideration our business investment opportunities and resulting cash requirements. Accordingly, actual funding may differ significantly from current estimates.
Total benefit payments expected to be paid to participants, which include payments funded from the Company's assets, as discussed above, as well as payments from the plans, are as follows:

Years ending June 30	Pension Benefits	Other Retiree Benefits
EXPECTED BENEFIT PAYMENTS
2014	$553	$208
2015	545	224
2016	568	237
2017	596	251
2018	602	266
2019 - 2023	3,392	1,549
Employee Stock Ownership Plan
We maintain the ESOP to provide funding for certain employee benefits discussed in the preceding paragraphs.

The ESOP borrowed $1.0 billion in 1989 and the proceeds were used to purchase Series A ESOP Convertible Class A Preferred Stock to fund a portion of the U.S. DC plan. Principal and interest requirements of the borrowing were paid by the Trust from dividends on the preferred shares and from advances provided by the Company. The original borrowing of $1.0 billion has been repaid in full, and advances from the Company of $112 remain outstanding at June 30, 2013. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.29 per share. The liquidation value is $6.82 per share.
In 1991, the ESOP borrowed an additional $1.0 billion. The proceeds were used to purchase Series B ESOP Convertible Class A Preferred Stock to fund a portion of retiree health care benefits. These shares, net of the ESOP's debt, are considered plan assets of the other retiree benefits plan discussed above. Debt service requirements are funded by preferred stock dividends, cash contributions and advances provided by the Company, of which $539 is outstanding at June 30, 2013. Each share is convertible at the option of the holder into one share of the Company's common stock. The dividend for the current year was equal to the common stock dividend of $2.29 per share. The liquidation value is $12.96 per share.
Our ESOP accounting practices are consistent with current ESOP accounting guidance, including the permissible continuation of certain provisions from prior accounting guidance. ESOP debt, which is guaranteed by the Company, is recorded as debt (see Note 4) with an offset to the reserve for ESOP debt retirement, which is presented within shareholders' equity. Advances to the ESOP by the Company are recorded as an increase in the reserve for ESOP debt retirement. Interest incurred on the ESOP debt is recorded as interest expense. Dividends on all preferred shares, net of related tax benefits, are charged to retained earnings.
The series A and B preferred shares of the ESOP are allocated to employees based on debt service requirements, net of advances made by the Company to the Trust. The

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 24

number of preferred shares outstanding at June 30 was as follows:

Shares in thousands	2013	2012	2011
Allocated	45,535	50,668	52,281
Unallocated	9,843	11,348	13,006
TOTAL SERIES A	55,378	62,016	65,287

Allocated	21,278	20,802	20,759
Unallocated	37,300	38,743	40,090
TOTAL SERIES B	58,578	59,545	60,849
For purposes of calculating diluted net earnings per common share, the preferred shares held by the ESOP are considered converted from inception.
NOTE 10
INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
Earnings from continuing operations before income taxes consisted of the following:

Years ended June 30	2013	2012	2011
United States	$8,351	$7,584	$8,858
International	6,492	5,201	6,139
TOTAL	14,843	12,785	14,997
Income taxes on continuing operations consisted of the following:

Years ended June 30	2013	2012	2011
CURRENT TAX EXPENSE
U.S. federal	$1,885	$1,913	$1,770
International	1,584	1,374	1,149
U.S. state and local	279	246	256
	3,748	3,533	3,175
DEFERRED TAX EXPENSE
U.S. federal	180	83	200
International and other	(487)	(148)	(76)
	(307)	(65)	124
TOTAL TAX EXPENSE	3,441	3,468	3,299

A reconciliation of the U.S. federal statutory income tax rate to our actual income tax rate on continuing operations is provided below:

Years ended June 30	2013	2012	2011
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Country mix impacts of foreign operations	(7.6)%	(8.1)%	(8.2)%
Changes in uncertain tax positions	(1.8)%	(1.3)%	(3.6)%
Impairment adjustments	0.6%	3.7%	—%
Holding gain on joint venture buy-out	(1.4)%	—%	—%
Other	(1.6)%	(2.2)%	(1.2)%
EFFECTIVE INCOME TAX RATE	23.2%	27.1%	22.0%
Changes in uncertain tax positions represent changes in our net liability related to prior year tax positions.
Tax costs charged to shareholders' equity totaled $503 for the year ended June 30, 2013. This primarily relates to the impact of certain adjustments to pension obligations recorded in shareholders' equity, partially offset by excess tax benefits from the exercise of stock options. Tax benefits credited to shareholders' equity totaled $661 for the year ended June 30, 2012. These primarily relate to the tax effects of net investment hedges, excess tax benefits from the exercise of stock options and the impacts of certain adjustments to pension and other retiree benefit obligations recorded in shareholders' equity.
We have undistributed earnings of foreign subsidiaries of approximately $42.0 billion at June 30, 2013, for which deferred taxes have not been provided. Such earnings are considered indefinitely invested in the foreign subsidiaries. If such earnings were repatriated, additional tax expense may result. However, the calculation of the amount of deferred U.S. income tax on these earnings is not practicable because of the large number of assumptions necessary to compute the tax.

Amounts in millions of dollars except per share amounts or as otherwise specified.

25 The Procter & Gamble Company

A reconciliation of the beginning and ending liability for uncertain tax positions is as follows:

Years ended June 30	2013	2012	2011
BEGINNING OF YEAR	$1,773	$1,848	$1,797
Increases in tax positions for prior years	162	166	323
Decreases in tax positions for prior years	(225)	(188)	(388)
Increases in tax positions for current year	188	178	222
Settlements with taxing authorities	(195)	(49)	(168)
Lapse in statute of limitations	(98)	(81)	(94)
Currency translation	(5)	(101)	156
END OF YEAR	1,600	1,773	1,848
The Company is present in approximately 150 taxable jurisdictions and, at any point in time, has 40-50 jurisdictional audits underway at various stages of completion. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite our belief that the underlying tax positions are fully supportable. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. The Company is making a concerted effort to bring its audit inventory to a more current position. We have done this by working with tax authorities to conduct audits for several open years at once. We have tax years open ranging from 2002 and forward. We are generally not able to reliably estimate the ultimate settlement amounts until the close of the audit. While we do not expect material changes, it is possible that the amount of unrecognized benefit with respect to our uncertain tax positions will significantly increase or decrease within the next 12 months related to the audits described above. At this time, we are not able to make a reasonable estimate of the range of impact on the balance of uncertain tax positions or the impact on the effective tax rate related to these items.
Included in the total liability for uncertain tax positions at June 30, 2013, is $1.2 billion that, depending on the ultimate resolution, could impact the effective tax rate in future periods.
Accounting pronouncements require that, without discretion, we recognize the additional accrual of any possible related interest and penalties relating to the underlying uncertain tax position in income tax expense, unless the Company qualifies for a specific exception. As of June 30, 2013, 2012 and 2011, we had accrued interest of $413, $439 and $475 and accrued penalties of $34, $66 and $80, respectively, that are not included in the above table. During the fiscal years ended June 30, 2013, 2012 and 2011, we recognized $24, $2 and $197 in interest benefit and $32, $10 and $16 in penalties benefit, respectively. The net benefits recognized resulted primarily from the favorable resolution of tax positions for prior years.
Deferred income tax assets and liabilities were comprised of the following:

June 30	2013	2012
DEFERRED TAX ASSETS
Pension and postretirement benefits	$1,777	$2,366
Stock-based compensation	1,125	1,304
Loss and other carryforwards	1,062	853
Goodwill and other intangible assets	60	78
Accrued marketing and promotion	285	238
Fixed assets	135	165
Unrealized loss on financial and foreign exchange transactions	324	363
Accrued interest and taxes	15	28
Inventory	46	58
Other	879	761
Valuation allowances	(341)	(375)
TOTAL	5,367	5,839

DEFERRED TAX LIABILITIES
Goodwill and other intangible assets	$11,941	$11,816
Fixed assets	1,718	1,719
Other	315	286
TOTAL	13,974	13,821
Net operating loss carryforwards were $3.1 billion and $2.8 billion at June 30, 2013 and 2012, respectively. If unused, $1.4 billion will expire between 2014 and 2033. The remainder, totaling $1.7 billion at June 30, 2013, may be carried forward indefinitely.
NOTE 11
COMMITMENTS AND CONTINGENCIES
Guarantees
In conjunction with certain transactions, primarily divestitures, we may provide routine indemnifications (e.g., indemnification for representations and warranties and retention of previously existing environmental, tax and employee liabilities) for which terms range in duration and, in some circumstances, are not explicitly defined. The maximum obligation under some indemnifications is also not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. Other than obligations recorded as liabilities at the time of divestiture, we have not made significant payments for these indemnifications. We believe that if we were to incur a loss on any of these matters, the loss would not have a material effect on our financial position, results of operations or cash flows.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 26

In certain situations, we guarantee loans for suppliers and customers. The total amount of guarantees issued under such arrangements is not material.
Off-Balance Sheet Arrangements
We do not have off-balance sheet financing arrangements, including variable interest entities, that have a material impact on our financial statements.
Purchase Commitments and Operating Leases
We have purchase commitments for materials, supplies, services and property, plant and equipment as part of the normal course of business. Commitments made under take-or-pay obligations are as follows:

Years ended June 30	2014	2015	2016	2017	2018	Thereafter
Purchase obligations	$1,114	$383	$242	$136	$74	$234
Such amounts represent future purchases in line with expected usage to obtain favorable pricing. Approximately 20% of our purchase commitments relate to service contracts for information technology, human resources management and facilities management activities that have been outsourced to third-party suppliers. Due to the proprietary nature of many of our materials and processes, certain supply contracts contain penalty provisions for early termination. We do not expect to incur penalty payments under these provisions that would materially affect our financial position, results of operations or cash flows.
We also lease certain property and equipment for varying periods. Future minimum rental commitments under non-cancelable operating leases, net of guaranteed sublease income, are as follows:

Years ended June 30	2014	2015	2016	2017	2018	Thereafter
Operating leases	$254	$241	$196	$161	$141	$519
Litigation
We are subject to various legal proceedings and claims arising out of our business which cover a wide range of matters such as antitrust, trade and other governmental regulations, product liability, patent and trademark matters, advertising, contracts, environmental issues, labor and employments matters and income and other taxes.
As previously disclosed, the Company has had a number of antitrust matters in Europe. These matters involve a number of other consumer products companies and/or retail customers. Several regulatory authorities in Europe have issued separate decisions pursuant to their investigations alleging that the Company, along with several other companies, engaged in violations of competition laws in those countries. The Company has accrued the assessed fines for each of the decisions, of which all but $16 has been paid as of June 30, 2013. Some of those are on appeal. As a result of our initial and on-going analyses of other formal complaints, the Company has accrued liabilities for competition law violations totaling $139 as of June 30, 2013. While the ultimate resolution of these matters may result in fines or costs in excess of the amounts reserved, we do not expect any such incremental losses to materially impact our financial statements in the period in which they are accrued and paid, respectively.
With respect to other litigation and claims, while considerable uncertainty exists, in the opinion of management and our counsel, the ultimate resolution of the various lawsuits and claims will not materially affect our financial position, results of operations or cash flows.
We are also subject to contingencies pursuant to environmental laws and regulations that in the future may require us to take action to correct the effects on the environment of prior manufacturing and waste disposal practices. Based on currently available information, we do not believe the ultimate resolution of environmental remediation will have a material effect on our financial position, results of operations or cash flows.
NOTE 12
SEGMENT INFORMATION
Effective July 1, 2013, as part of our plan to improve business performance, we reorganized our Global Business Units (GBUs) into four industry-based sectors, comprised of 1) Global Beauty, 2) Global Health and Grooming, 3) Global Fabric and Home Care and 4) Global Baby, Feminine and Family Care. Under U.S. GAAP, the GBUs underlying these sectors are aggregated into five reportable segments: 1) Beauty, 2) Grooming, 3) Health Care, 4) Fabric Care and Home Care and 5) Baby, Feminine and Family Care. As a result of our business unit reorganization, Feminine Care transitioned from Health Care to Baby, Feminine and Family Care. Additionally, Pet Care transitioned from Fabric Care and Home Care to Health Care. The segment information below reflects these changes.
The GBUs (Categories) aggregated in each of the five reportable segments are summarized as follows:

•	Beauty: Beauty Care (Antiperspirant and Deodorant, Cosmetics, Personal Cleansing, Skin Care); Hair Care and Color; Prestige (SKII, Fragrances); Salon Professional;

•	Grooming: Shave Care (Blades and Razors, Pre- and Post-Shave Products); Braun and Appliances;

•
Health Care: Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Other Personal Health Care, Vitamins/Minerals/Supplements); Oral Care (Toothbrush, Toothpaste, Other Oral Care); Pet Care;

•	Fabric Care and Home Care: Fabric Care (Bleach and Laundry Additives, Fabric Enhancers, Laundry Detergents); Home Care (Air Care, Dish Care,

Amounts in millions of dollars except per share amounts or as otherwise specified.

27 The Procter & Gamble Company

Surface Care); Personal Power (Batteries); Professional;

•	Baby, Feminine and Family Care: Baby Care (Baby Wipes, Diapers and Pants); Feminine Care (Feminine Care, Incontinence); Family Care (Paper Towels, Tissues, Toilet Paper).
The accounting policies of the businesses are generally the same as those described in Note 1. Differences between these policies and U.S. GAAP primarily reflect income taxes, which are reflected in the businesses using applicable blended statutory rates, and the treatment of certain unconsolidated investees. Certain unconsolidated investees are managed as integral parts of our businesses for management reporting purposes. Accordingly, these partially owned operations are reflected as consolidated subsidiaries in segment results, with full recognition of the individual income statement line items through before-tax earnings. Eliminations to adjust these line items to U.S. GAAP are included in Corporate. In determining after-tax earnings for the businesses, we eliminate the share of earnings applicable to other ownership interests, in a manner similar to noncontrolling interest, and apply statutory tax rates. Adjustments to arrive at our effective tax rate are also included in Corporate.
Corporate includes certain operating and non-operating activities that are not reflected in the operating results used internally to measure and evaluate the businesses, as well as eliminations to adjust management reporting principles to U.S. GAAP. Operating activities in Corporate include the results of incidental businesses managed at the corporate level along with the elimination of individual revenues and expenses generated by certain unconsolidated investees, discussed in the preceding paragraph, over which we exert significant influence, but do not control. Operating elements also include certain employee benefit costs, the costs of certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization and other general Corporate items. The non-operating elements in Corporate primarily include interest expense, acquisition and divestiture gains and interest and investing income. In addition, Corporate includes the historical results of certain divested businesses.
Total assets for the reportable segments include those assets managed by the reportable segment, primarily inventory, fixed assets and intangible assets. Other assets, primarily including cash, accounts receivable, investment securities and goodwill, are included in Corporate.
Our business units are comprised of similar product categories. In 2013, 2012 and 2011, nine business units individually accounted for 5% or more of consolidated net sales as follows:

	% of Sales by Business Unit
Years ended June 30	2013	2012	2011
Fabric Care	20%	20%	20%
Baby Care	13%	13%	12%
Hair Care and Color	11%	11%	11%
Shave Care	8%	9%	9%
Beauty Care	7%	7%	7%
Home Care	7%	7%	7%
Family Care	7%	6%	7%
Oral Care	6%	6%	6%
Feminine Care	6%	6%	6%
All Other	15%	15%	15%
Total	100%	100%	100%
The Company had net sales in the U.S. of $30.3 billion, $29.5 billion and $29.9 billion for the years ended June 30, 2013, 2012 and 2011, respectively. Assets in the U.S. totaled $68.3 billion and $68.0 billion as of June 30, 2013 and 2012, respectively. No other country's net sales or assets exceed 10% of the Company totals.
Our largest customer, Wal-Mart Stores, Inc. and its affiliates, accounted for approximately 14%, 14% and 15% of consolidated net sales in 2013, 2012 and 2011, respectively.

Amounts in millions of dollars except per share amounts or as otherwise specified.

The Procter & Gamble Company 28

Global Segment Results		Net Sales	Earnings from Continuing Operations Before Income Taxes	Net Earnings from Continuing Operations	Depreciation and Amortization	Total Assets	Capital Expenditures
BEAUTY	2013	$19,956	$3,215	$2,474	$375	$8,396	$541
	2012	20,318	3,196	2,390	379	8,357	569
	2011	19,937	3,415	2,542	387	9,544	504
GROOMING	2013	8,038	2,458	1,837	603	23,971	378
	2012	8,339	2,395	1,807	623	24,518	392
	2011	8,245	2,375	1,775	645	24,866	373
HEALTH CARE	2013	9,419	1,656	1,130	247	6,721	298
	2012	9,061	1,684	1,121	238	6,605	322
	2011	8,873	1,721	1,141	235	6,883	287
FABRIC CARE AND HOME CARE	2013	25,862	4,763	3,089	639	11,231	1,064
	2012	25,580	4,485	2,816	627	10,647	965
	2011	24,817	4,708	3,006	582	11,256	850
BABY, FEMININE AND FAMILY CARE	2013	21,787	4,684	3,047	837	10,926	1,560
	2012	21,527	4,545	2,927	753	9,203	1,495
	2011	20,485	4,339	2,736	724	8,901	1,134
CORPORATE(1)	2013	(895)	(1,933)	(175)	281	78,018	167
	2012	(1,145)	(3,520)	(1,744)	584	72,914	221
	2011	(1,253)	(1,561)	498	265	76,904	158
TOTAL COMPANY	2013	84,167	14,843	11,402	2,982	139,263	4,008
	2012	83,680	12,785	9,317	3,204	132,244	3,964
	2011	81,104	14,997	11,698	2,838	138,354	3,306

(1)	The Corporate reportable segment includes the total assets and capital expenditures of the snacks business prior to its divestiture effective May 31, 2012.

NOTE 13
DISCONTINUED OPERATIONS
In fiscal 2012, the Company completed the divestiture of our global snacks business to The Kellogg Company (Kellogg) for $2.7 billion of cash. Under the terms of the agreement, Kellogg acquired our branded snacks products, our manufacturing facilities in Belgium and the United States and the majority of the employees working on the snacks business. The Company recorded an after-tax gain on the transaction of $1.4 billion, which is included in net earnings from discontinued operations in the Consolidated Statement of Earnings for the year ended June 30, 2012.
In accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of the snacks business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all years presented.

Following is selected financial information included in net earnings from discontinued operations for the snacks business:

		Net sales	Earnings from discontinued operations	Income tax expense	Gain on sale of discontinued operations	Income tax benefit/(expense) on sale	Net earnings from discontinued operations
Snacks	2013	$—	$—	$—	$—	$—	$—
	2012	1,440	266	(96)	1,899	(482)	1,587
	2011	1,455	322	(93)	—	—	229

Amounts in millions of dollars except per share amounts or as otherwise specified.

29 The Procter & Gamble Company

NOTE 14
QUARTERLY RESULTS (UNAUDITED)

Quarters Ended		Sept 30	Dec 31		Mar 31	Jun 30		Total Year
NET SALES	2012-2013	$20,739	$22,175		$20,598	$20,655		$84,167
	2011-2012	21,530	21,744		20,194	20,212		83,680
OPERATING INCOME	2012-2013	3,951	4,492		3,405	2,633	(3)	14,481
	2011-2012	4,250	2,680	(3)	3,299	3,063		13,292
GROSS MARGIN	2012-2013	50.1%	50.9%		49.8%	47.5%		49.6%
	2011-2012	49.8%	50.1%		49.3%	48.1%		49.3%
NET EARNINGS:
Net earnings from continuing operations	2012-2013	$2,853	$4,076	(2)	$2,591	$1,882	(3)	$11,402
	2011-2012	2,999	1,672	(3)	2,433	2,213		9,317
Net earnings from discontinued operations	2012-2013	—	—		—	—		—
	2011-2012	58	41		34	1,454	(4)	1,587
Net earnings attributable to Procter & Gamble	2012-2013	2,814	4,057	(2)	2,566	1,875	(3)	11,312
	2011-2012	3,024	1,690	(3)	2,411	3,631		10,756
DILUTED NET EARNINGS PER COMMON SHARE: (1)
Earnings from continuing operations	2012-2013	$0.96	$1.39		$0.88	$0.64		$3.86
	2011-2012	1.01	0.56		0.81	0.74		3.12
Earnings from discontinued operations	2012-2013	—	—		—	—		—
	2011-2012	0.02	0.01		0.01	0.50		0.54
Net earnings	2012-2013	0.96	1.39		0.88	0.64		3.86
	2011-2012	1.03	0.57		0.82	1.24		3.66

(1)	Diluted net earnings per share is calculated on earnings attributable to Procter & Gamble.

(2)	The Company acquired the balance of its Baby Care and Feminine Care joint venture in Iberia in October 2012 resulting in a non-operating gain of $623.

(3)
During the fourth quarter of fiscal year 2013 and the second quarter of fiscal year 2012, the Company recorded goodwill and indefinite-lived intangible assets impairment charges of $308 million and $1.6 billion, respectively. For additional details, see Note 2.

(4)	The Company divested its snacks business in May 2012. See Note 13 for details of the transaction.

Amounts in millions of dollars except per share amounts or as otherwise specified.